Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of CBD Media Holdings LLC on Form S-4 of our report dated October 15, 2004, with respect to the financial statements of CBD Media Holdings LLC as of December 31, 2003 and 2002 and for the year ended December 31, 2003 and the period from March 8, 2002 to December 31, 2002, our report dated May 9, 2003 with respect to the financial statements of Cincinnati Bell Directory Inc. (Predecessor) as of March 7, 2002 and for the period from January 1, 2002 to March 7, 2002, and our report dated May 11, 2004 with respect to the financial statements of Cincinnati Bell Directory Inc. (Predecessor) for the year ended December 31, 2001, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    Deloitte & Touche LLP

Cincinnati, Ohio

December 9, 2004